SECURITIES EXCHANGE AGREEMENT

INVOLVING

PLAIN SIGHT INNOVATIONS CORPORATION (“PSIC”)

BETWEEN

COMSTOCK MINING INC. (“BUYER”)

AND

TRIPLE POINT ASSET MANAGEMENT LLC (“TPAM”),

AND

GLOBAL CATALYTIC DISRUPTOR FUND LLC (“GCDF”)

SEPTEMBER 7, 2021

SECURITIES EXCHANGE AGREEMENT
This SECURITIES EXCHANGE AGREEMENT (this “Agreement”), effective as of SEPTEMBER 7, 2021 (“Effective Date”), is entered into by and among TRIPLE POINT ASSET MANAGEMENT LLC, a Wyoming limited liability company (“TPAM”), GLOBAL CATALYTIC DISRUPTOR FUND LLC, a Wyoming limited liability company (“GCDF” and, together with TPAM, the “Sellers”), and COMSTOCK MINING INC., a Nevada corporation (“Buyer” and, together with Sellers, sometimes referred to individually herein as a “Party” and, collectively, as the “Parties”).
WHEREAS the Parties are executing and delivering this Agreement in reliance upon an exemption from securities registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”).
WHEREAS Sellers and Seller’s Permitted Designee(s) own 100,000,000 shares of the common stock of PLAIN SIGHT INNOVATIONS CORPORATION, a Nevada registered public benefit corporation (“PSIC”), corresponding to 100% of PSIC’s issued and outstanding equity (“Seller Equity”).
WHEREAS, the parties desire that the Buyer acquire 100% of the Seller Equity from the Sellers pursuant to the terms and conditions set forth in this Agreement in exchange (the “Share Exchange”) for the issuance of 8,500,000 restricted shares of Buyer’s common stock (the “Company Equity”) to each Seller in the amount set forth in the Sellers’ instructions set forth in Exhibit B hereto (“Disbursement Instructions”), which such Company Equity constitutes “voting stock” within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”);
WHEREAS, the Share Exchange is intended to constitute a reorganization under Section 368(a)(1)(B) of the Code and the regulations corresponding thereto; and,
WHEREAS, as a result of the Share Exchange, PSIC will become a subsidiary of the Buyer, and immediately following the completion of the Share Exchange, the Sellers will own the Company Equity.
NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1.Definitions
1.1Certain Definitions. Except as otherwise expressly provided herein or unless the context otherwise requires, initially capitalized terms used in this Agreement shall have the meanings set forth in Schedule 1.0 and all other documents, instruments and certificates executed, delivered and/or issued before, at and after Closing in connection herewith and therewith, and all further actions and transactions included in the Contemplated Transactions, including all schedules and exhibits hereto and thereto, each of which are hereby incorporated by reference herein (collectively, the “Transaction Documents”), including, without limitation, the documents set forth on Schedule 2.3 and Schedule 2.4 of this Agreement, and any.
2.Share Exchange
2.1Share Exchange. On and subject to the terms hereof, in exchange for the Company Equity, Sellers shall assign and deliver the Seller Equity to Buyer in accordance with the terms set forth in Schedule 2.1, free and clear of all Liens other than Permitted Encumbrances. As used herein, the term “Exchange” shall mean and refer to the Share Exchange as described on Schedule 2.1.
2.2The Closing. Upon the terms and subject to the conditions hereinbefore and hereinafter set forth, the consummation of this Agreement and the Exchange contemplated herein (the “Closing”) shall take place on a TIME OF THE ESSENCE basis after execution of this Agreement, or, if all the conditions to the Closing are not satisfied on that date, on the first date thereafter on which all such conditions are satisfied. As used herein, the term “Effective Date” shall additionally mean and refer to the date on which the purchase of the Seller Equity by Buyer shall be deemed to be effective. The Closing may take place by delivery and exchange of documents by electronic mail with originals to follow by overnight courier.
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2.3Deliveries and Actions of Sellers at Closing. At or prior to the Closing, Sellers shall deliver (or cause to be delivered) to Buyer the documents, instruments, agreements, and other materials itemized in Schedule 2.3.
2.4Deliveries and Actions of Buyer at Closing. At or prior to the Closing, Buyer shall deliver (or cause to be delivered) to Sellers (as applicable) the documents, instruments, agreements, and other materials itemized in Schedule 2.4.
2.5Taking of Necessary Action; Further Action. The Parties shall take all reasonable and lawful action as may be necessary or appropriate to effectuate the Exchange in accordance with this Agreement on the Effective Date.
2.6Intended Tax Treatment. For U.S. federal income tax purposes, the Share Exchange is intended to constitute a “reorganization” within the meaning of Section 368(a)(1)(B) of the Code (the “Intended Tax Treatment”). The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the U.S. Treasury Regulations and agree that each Seller and the Buyer shall be treated as a “party to a reorganization” within the meaning of Section 368(b) of the Code. The Parties acknowledge that: (i) they each have been represented by their own tax advisors in connection with this Share Exchange (and the related transactions occurring before and after); (ii) no Party has made any representation or warranty to the other with respect to the treatment of such Share Exchange (and the related transactions occurring before and after) or the effect thereof under applicable tax laws, regulations, or interpretations; and (iii) no attorney’s opinion or private letter ruling has been or will be obtained with respect to the tax treatment of the Share Exchange (and the related transactions occurring before and after). From and after the date of this Agreement, the Parties shall take all reasonable steps to cause the Share Exchange to qualify for the Intended Tax Treatment and hereby agree to report the Share Exchange in their respective federal income tax returns consistently with such intent, except as otherwise required by applicable law. Each Seller and Buyer will comply, and will cause PSIC to comply, with all reporting and record keeping requirements applicable to the Share Exchange that are prescribed by the Code, by Treasury Regulations thereunder, or by the forms, instructions, or other publications of the Internal Revenue Service, including all record-keeping and information filing requirements.
3.Representations and Warranties Relating to the Sellers and PSIC
Sellers represent and warrant to Buyer that the representations and warranties of Sellers contained in this Section 3 shall be true, correct, and complete in all material respects as of the Effective Date and on the Closing. Nothing in the Seller Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Seller Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Seller Disclosure Schedule will be arranged in paragraphs corresponding to the numbered paragraphs contained in this Section 3.
3.1Organization, Good Standing, Corporate Power. PSIC is duly organized, validly existing and in good standing under the laws of Nevada. PSIC is qualified to do business and is in good standing as a foreign Person in each jurisdiction in which the ownership of its properties and the nature and extent of the activities transacted by it makes such qualification necessary. PSIC has full power and authority to carry on its business, to own and use the properties owned and used by it and to perform its obligations under this Agreement and the other Transaction Documents.
3.2Ownership, No Voting Trusts. The Seller Equity constitutes all of the issued and outstanding capital stock of PSIC, evidencing 100% of the ownership of PSIC and is duly authorized, validly issued, fully paid and non-assessable. PSIC is not bound by, nor has PSIC granted to any other Person, any option, warrant, calls, purchase or other right or other contractual obligation (including, without limitation, conversion or preemptive rights and rights of first refusal or similar rights), orally or in writing, with respect to any capital stock of PSIC or that could require PSIC to sell, issue, grant, transfer or otherwise dispose of any or all of PSIC’s equity, or any securities convertible into or exchangeable for equity in PSIC. There are no voting trusts, commitments, undertakings,
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understandings, or other restrictions to which PSIC is a party which directly or indirectly limit or restrict in any manner, or otherwise relate to, the sale or other disposition of equity of PSIC.
3.3Authorization. Sellers have the requisite power and authority to enter into, execute, deliver and perform this Agreement and the other Transaction Documents, and to consummate all transactions contemplated thereby. This Agreement is the valid and legally binding obligation of Sellers, enforceable against Sellers in accordance with the terms, subject to bankruptcy, insolvency, moratorium, reorganization, and similar laws of general applicability affecting the rights and remedies of creditors and to general principles of equity, regardless of whether enforcement is sought in proceedings in equity or at law.
3.4Subsidiaries. Subject to and except as set forth in the Seller Disclosure Schedule, PSIC does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. PSIC is not a participant in any joint venture, partnership, or similar arrangement.
3.5No Violation or Approval.
3.5.1Subject to and except as set forth in the Seller Disclosure Schedule, the execution and delivery of this Agreement and the other Transaction Documents by Sellers, and the consummation or performance of any of the Contemplated Transactions will not, directly or indirectly (with or without notice or lapse of time): (i) Breach or otherwise conflict with any provision of the Organizational Documents of PSIC, or contravene any resolution adopted by the officers, managers, or members of PSIC; (ii) Breach or otherwise conflict with any Legal Requirement or Order to which PSIC may be subject or give any Governmental Body or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which PSIC may be subject; (iii) Breach or otherwise conflict with or result in a violation or Breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held or being applied for by or on behalf of PSIC, or that otherwise relates to PSIC, or the PSIC Business; (iv) cause Buyer (or any Related Person thereof) to become subject to, or to become liable for the payment of, any Tax; (v) Breach or otherwise conflict with any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any contract or agreement to which PSIC is a party or by which PSIC is bound; or (vi), result in the imposition or creation of any Lien on PSIC, or the PSIC Business.
3.5.2Subject to and except as set forth in the Seller Disclosure Schedule, Sellers are not required to give any notice to, or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement, the other Transaction Documents or the consummation of any of the Contemplated Transactions, including any Consent required in order to preserve and maintain all Governmental Authorizations required for the ownership and continued operation of the PSIC Business, either before or after the Closing, and the consummation of the Contemplated Transactions. Any registration, declaration, or filing with, or Consent, or Governmental Authorization or Order by, any Governmental Body with respect to PSIC that is required in connection with the consummation of the Contemplated Transactions has been completed, made, or obtained on or before the Effective Date.
3.6Litigation. Except as set forth in Section 3.6 of the Seller Disclosure Schedule (which lists pending or threatened Proceedings, all of which are referred to as “Current Litigation Matters”), (i) there is no pending or, to Sellers’ Knowledge, threatened Proceeding by or against PSIC that relates to or may affect PSIC, or PSIC’s Business, that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions; (ii) no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a Basis for the commencement of any such Proceeding; (iii) there is no Order to which PSIC, or PSIC’s Business are subject or that in any way relates to or could reasonably be expected to affect PSIC, or PSIC’s Business; (iv) no officer, director, member, manager, agent or employee of PSIC is subject to any Order that prohibits such officer, director, member, manager, agent or employee from engaging in or continuing any conduct, activity or practice relating to the PSIC Business; (v) PSIC is, and at all times has been, in compliance with all of the terms and requirements of any Order; (vi) no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any such Order; and (vi), PSIC has not received any notice or other communication (whether
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written or oral) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any such Order.
3.7Financial Matters. Except as set forth in the Seller Disclosure Schedule, PSIC has not entered into any transactions, earned, incurred, or accrued any items of revenue or expense. Subject to and except as disclosed in the Seller Disclosure Schedule, PSIC has not incurred any Liability, and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against PSIC giving rise to any Liability.
3.8Taxes. Since its formation, PSIC has not yet been required to file any Tax Returns or to withhold taxes with respect to employees and independent contractors.
3.9Title. Except for permitted encumbrances as defined and itemized in Section 3.9 of the Seller Disclosure Schedule (the “Permitted Encumbrances”), Sellers have good and valid title to the Seller Equity to be sold hereunder, free and clear of all Liens. Sellers shall transfer the Seller Equity to Buyer, free and clear of all Liens other than Permitted Encumbrances.
3.10Title to Assets. Except for Permitted Encumbrances, PSIC has good and valid title to its intellectual property and other assets, free and clear of all Liens as defined and itemized in Section 3.10 of the Seller Disclosure Schedule (“PSIC Assets”). The PSIC Assets (a) constitute all of the assets, tangible and intangible, necessary to conduct the PSIC Business in the manner presently operated or contemplated by PSIC, and (b) constitute all of the operating assets of PSIC. Section 3.10 of the Seller Disclosure Schedule contains a complete and accurate list and summary of all intellectual property owned or possessed by PSIC, or which PSIC has the right to use pursuant to a valid and enforceable, written license, sublicense, agreement, or permission (collectively and together with the Intangible Personal Property, the “Intellectual Property Assets”).
3.10.1Real Property; Tangible Personal Property. PSIC does not own, lease or sublease real property or any Tangible Personal Property.
3.10.2Intangible Personal Property; Intellectual Property Assets. The PSIC Assets include all of the intellectual property necessary for the operation of the PSIC Business. The Intellectual Property Assets do not infringe on the intellectual property rights of any Person. PSIC is the owner or licensee of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all Liens except for Permitted Encumbrances. PSIC has the right to use all of the Intellectual Property Assets without payment to any third party. PSIC owns or has the right to use pursuant to ownership, license, sublicense, agreement, permission, or free and unrestricted availability to general public, all of the Intellectual Property Assets used by PSIC, subject to the terms of applicable agreements itemized in the Seller Disclosure Schedule. PSIC has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of third parties, and neither PSIC nor its members, managers, officers or employees have ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that PSIC must license or refrain from using any intellectual property rights of any third party). Except as disclosed in the Seller Disclosure Schedule, to the Knowledge of PSIC, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any proprietary intellectual property rights of PSIC.
3.11Intellectual Property.
3.11.1PSIC owns or possesses or can acquire on commercially reasonable terms sufficient legal rights to all Intellectual Property Assets without any known conflict with, or infringement of, the rights of others, including prior employees or consultants, or academic or medical institutions with which any of them may be affiliated now or may have been affiliated in the past. Sellers have no Knowledge and PSIC has not received any communications alleging that PSIC has violated, or by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person.
3.11.2No product or service marketed or sold (or proposed to be marketed or sold) by PSIC violates or will violate any license or infringes or will infringe any intellectual property rights of any other Person.
3.11.3Other than with respect to commercially available software products under standard end-user object code license agreements, new technology licensed by PSIC following the Closing, there are no
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outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Intellectual Property Assets, nor is PSIC bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person.
3.11.4PSIC has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the PSIC Business.
3.11.5Each employee and consultant of PSIC has assigned to PSIC all intellectual property rights he or she owns or created that are related to the PSIC Business as now conducted and as presently proposed to be conducted and all intellectual property rights that he, she or it solely or jointly conceived, reduced to practice, developed or made during the period of his, her or its employment or consulting relationship with PSIC that (i) relate in any respect to the PSIC Business as currently conducted or as proposed to be conducted, (ii) were developed on any amount of PSIC’s time or with the use of any of PSIC’s equipment, supplies, facilities or information or (iii) resulted from the performance of services for PSIC. To Sellers’ Knowledge, it will not be necessary to use any inventions of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment by PSIC, including prior employees or consultants, or academic or medical institutions with which any of them may be affiliated now or may have been affiliated in the past.
3.11.6Section 3.11 of the Seller Disclosure Schedule lists all Intellectual Property Assets, including all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, tradenames, copyrights, and licenses to and under any of the foregoing, in each case owned by PSIC.
3.11.7PSIC has not embedded, used or distributed any open source, copyleft or community source code (including but not limited to any libraries or code, software, technologies or other materials that are licensed or distributed under any General Public License, Lesser General Public License or similar license arrangement or other distribution model described by the Open Source Initiative at www.opensource.org, collectively “Open Source Software”) in connection with any of its products or services that are generally available or in development in any manner that would materially restrict the ability of PSIC to protect its proprietary interests in any such product or service or in any manner that requires, or purports to require (i) any Intellectual Property Assets (other than the Open Source Software itself) be disclosed or distributed in source code form or be licensed for the purpose of making derivative works; (ii) any restriction on the consideration to be charged for the distribution of Intellectual Property Assets; (iii) the creation of any obligation for PSIC with respect to Intellectual Property Assets owned by PSIC, or the grant to any third party of any rights or immunities under Intellectual Property Assets owned by PSIC; or (iv) any other limitation, restriction or condition on the right of PSIC with respect to its use or distribution of any Intellectual property Assets.
3.11.8Except as set forth in Section 3.11 of the Seller Disclosure Schedule, no government funding, facilities of a university, college, other educational institution or research center, or funding from third parties was used in the development of any of PSIC’s Intellectual Property Assets. No Person who was involved in, or who contributed to, the creation or development of any Intellectual Property Assets, has performed services for the government, university, college, or other educational institution or research center in a manner that would affect PSIC’s rights in its Intellectual Property Assets.
3.12Operations in Conformity with Law, Etc. (i) PSIC is, and at all times has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of PSIC, PSIC’s assets, and the PSIC Business; (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (a) may constitute or result in a violation by PSIC of, or a failure on the part of PSIC to comply with, any Legal Requirement, or (b) may give rise to any obligation on the part of PSIC to undertake, or to bear all or any portion of the cost of, any Remedial Action of any nature; and (iii) PSIC has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (a) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (b) any actual, alleged, possible or potential obligation on the part of PSIC to undertake, or to bear all or any portion of the cost of, any Remedial Action of any nature.
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3.13No Employees or Independent Contractors. Since its formation, PSIC has not employed or engaged any person or entity, whether as an employee or independent contractor.
3.14Permits. PSIC does not possess or hold, and is not required to possess or hold, any permits, licenses, Consents, Governmental Authorizations and Approvals (collectively, the “Permits”) in connection with performing its obligations, or owning, constructing, operating and developing the PSIC Business.
3.15Contractual Obligations. Except as set forth in Section 3.15 of the Seller Disclosure Schedule, The only Contracts to which PSIC is a party are the Transaction Documents, and correct and complete copies of all such Transaction Documents have been provided to Buyer. Except as set forth in applicable Transaction Documents, PSIC does not have and may not acquire any rights under any Contract. (i) the Transaction Documents are legal, valid, binding, enforceable, and in full force and effect (except as enforcement thereof may be limited by applicable Insolvency Laws), and will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the Contemplated Transactions; (ii) PSIC is, and at all times has been, in compliance with all applicable terms and requirements of the Transaction Documents; (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a Breach of, or give PSIC or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, the Transaction Documents; (iv) no party to the Transaction Documents has threatened to terminate its business relationship with PSIC for any reason; and (v) PSIC has not given to or received from any other Person any notice or other communication (whether oral or written) regarding the actual, alleged, possible or potential Breach of any Transaction Documents. There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable under the Transaction Documents with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation.
3.16Bank Accounts. The Seller Disclosure Schedule lists all bank, money market, savings and similar accounts and safe deposit boxes of PSIC, specifying the account numbers and the authorized signatories or persons having access to them.
3.17Insurance. The Seller Disclosure Schedule accurately sets forth a list of all current policies of insurance held by PSIC. All such policies of insurance are in full force and effect, and no notice of cancellation has been received with respect thereto, and all premiums owed to date have been paid in full.
3.18Affiliated Transactions. Except as set forth in the Seller Disclosure Schedule, no member, employee, or any members of their immediate families owns, directly or indirectly (whether as undisclosed principal or otherwise), individually or collectively, any interest in any corporation, partnership, firm or other entity which has any agreement, arrangement or other contractual relationship with PSIC.
3.19Charter, Minutes, Operating Agreement and Permits. PSIC has heretofore delivered or caused to be delivered (or will hereinafter deliver or cause to be delivered prior to the Effective Date) to Buyer or its counsel accurate and complete copies of its Certificate of Incorporation, bylaws, written consents, minutes of the meetings of its members and managers, and membership books. Nothing contained in any of the foregoing prevents or adversely affects the consummation of the transactions contemplated by this Agreement. True and correct copies of the Certificate of Incorporation and bylaws, as amended, of PSIC are attached hereto and made a part hereof as Exhibit C (“Corporate Documents”), each of which is in full force and effect and has not been amended or modified in any way.
3.20Restrictive Covenants. PSIC is not party to or bound or affected by any commitment, agreement or document which limits the freedom of PSIC to compete in PSIC’s Business as contemplated by the Transaction Documents, or which does or could materially and adversely affect the PSIC Business after the Closing.
3.21Investment Purpose. Each of the Sellers are acquiring the Company Equity for his own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof.
3.22Accredited Investor Status. Each of the Sellers is an “accredited investor” as that term is defined in Rule 501 of Regulation D, as promulgated under the Securities Act.
3.23Reliance on Exemptions. Sellers understand that the Company Equity are being offered, exchanged and sold to it in reliance on specific exemptions from the registration requirements of United States
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federal and state securities laws and that Buyer is relying in part upon the truth and accuracy of, and Sellers’ compliance with, the representations, warranties, agreements, acknowledgments and understandings of Sellers set forth herein in order to determine the availability of such exemptions and the eligibility of Sellers to acquire the Company Equity.
3.24Information. Sellers and their respective advisors, if any, have been furnished with all materials they have requested relating to the business, finances and operations of Buyer and information Sellers deemed material to making an informed investment decision regarding its purchase of the Company Equity. Sellers and its advisors, if any, have been afforded the opportunity to ask questions of Buyer and its management. Neither such inquiries, nor any materials provided to Sellers, nor any other due diligence investigations conducted by Sellers or its advisors, if any, or its representatives, shall modify, amend or affect Sellers’ right to fully rely on Buyer’s representations and warranties herein. Sellers understands that its investment in the Company Equity involves a high degree of risk.
3.25No Governmental Review. Sellers understands that no United States federal or state Governmental Authority has passed on or made any recommendation or endorsement of the Company Equity, or the fairness or suitability of the investment in the foregoing, nor have such Governmental Authorities passed upon or endorsed the merits of the offering of the Company Equity.
3.26Corrupt Practices. Except in compliance with all Legal Requirements, neither PSIC nor any of its Related Persons, or each of their respective officers, directors, managers, employees or agents, have, directly or indirectly, ever made, offered or agreed to offer anything of value to (i) any employees, Representatives or agents of any customers of PSIC for the purpose of attracting business to PSIC, or (ii) any domestic governmental official, political party or candidate for government office or any of their employees, Representatives or agents.
3.27Brokers, Finders, Etc. No broker, finder or investment banker or other party is entitled to any brokerage, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of PSIC. Sellers agree to indemnify and hold harmless Buyer from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of the Contemplated Transactions (and the costs and expenses of defending against such liability or asserted liability) for which Sellers or any of its officers, employees or representatives is responsible.
3.28No Omissions. No other information provided by or on behalf of Sellers to Buyer, including, without limitation, information referred to in this Agreement and the other Transaction Documents, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
4.Representations and Warranties Relating to Buyer
Buyer represents and warrants to Sellers that the statements contained in this Section 4 are true, correct and complete as of the Effective Date.
4.1Organization, Good Standing, Corporate Power. Buyer is duly organized, validly existing and in good standing under the laws of Nevada. Buyer is qualified to do business and is in good standing as a foreign Person in each jurisdiction in which the ownership of its properties and the nature and extent of the activities transacted by it makes such qualification necessary. Buyer has full corporate power and authority to carry on its business, to own and use the properties owned and used by it and to perform its obligations under this Agreement and the other Transaction Documents.
4.2Authorization. Buyer has the requisite power and authority to enter into, execute, deliver and perform this Agreement and the other Transaction Documents, and to consummate all transactions contemplated thereby. This Agreement is the valid and legally binding obligation of Buyer, enforceable against it in accordance with the terms, subject to bankruptcy, insolvency, moratorium, reorganization and similar laws of general applicability affecting the rights and remedies of creditors and to general principles of equity, regardless of whether enforcement is sought in proceedings in equity or at law.
4.3No Violation or Approval.    The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in the breach or violation of, or a default under the Articles of Incorporation or Bylaws of Buyer, or any statute applicable to Buyer or any material agreement
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to which Buyer is a party or by which any of its properties are bound, any fiduciary duty or any order, judgment, decree, rule or regulation of any court or any Government Authority or body having jurisdiction over Buyer or its properties, except where such failure would result in any change in or effect on the business of Buyer, which has a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or negotiation, declaration or filing with, any Governmental Authority or entity or other party is required of, and has not been obtained or made by Buyer in connection with the execution and delivery of this Agreement or the consummation of any of the transactions contemplated hereby.
4.4Capitalization. The capitalization of the Buyer is as set forth in its periodic securities filings, which include, to the Buyer’s Knowledge, the number of shares of Buyer’s common stock owned beneficially, and of record, by Affiliates of the Buyer as of the date hereof.
4.5Buyer Financial Statements. Seller has access at www.sec.gov to Buyer’s financial statements (balance sheet, statement of operations, and statement of cash flows) for the fiscal year ended December 31, 2020, and its unaudited financial statements (balance sheet, statement of operations, and statement of cash flows) as at, and for the three-month period ended March 31, 2021 (collectively, the “Buyer Financial Statements”). The Buyer Financial Statements: (i) are true, accurate and complete in all material respects; (ii) are consistent with the books and records of Buyer; (iii) present fairly and accurately, in all material respects, the results of operations and financial condition of the business of Buyer for the respective periods covered or as of their respective dates; and (iv), have been prepared in accordance with U.S. GAAP, applied on a consistent basis throughout the periods covered. Sellers or their representatives have access through the SEC’s website at http://www.sec.gov, true and complete copies of the documents that Buyer is required to file with the SEC (the “SEC Documents”). As of their respective dates, the Buyer Financial Statements disclosed in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.
4.6Taxes. Buyer has duly filed, on a timely basis all Tax Returns which it is required to file, and all material liabilities for Tax (including interest and penalties) have been paid. Buyer has paid all required withholding taxes with respect to employees and independent contractors. There are in effect no waivers or extensions of the applicable statutes of limitations for tax liabilities for any period, and no taxing authority has asserted either orally or in writing any adjustment that could result in an additional Tax for which Buyer is or may be liable and there is no pending audit, examination, investigation, dispute, proceeding or claim for which Buyer has received notice relating to any Tax for which any one of them is or may be liable. There are no agreements in writing with any taxing authority by Buyer. Buyer has not been nor is it included in any consolidated, affiliated, combined, unitary or other similar Tax Returns and there are no tax sharing agreements to which Buyer has now or ever has been a party. Buyer is not a party to any agreement, contract, arrangement or plan that would result in the payment of any “excess parachute payments” within the meaning of Code Section 280G (or any comparable provision of state, local or foreign law).
4.7No Material Adverse Breaches, etc. Except as set forth in the SEC Documents, neither Buyer nor any of its subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation which in the judgment of Buyer’s officers has or is expected in the future to have a material adverse effect on the business, properties, operations, financial condition, results of operations or prospects of Buyer or its subsidiaries. Except as set forth in the SEC Documents, neither Buyer nor any of its subsidiaries is in breach of any contract or agreement which breach, in the judgment of Buyer’s officers, has or is expected to have a material adverse effect on the business, properties, operations, financial condition, results of operations or prospects of Buyer or its subsidiaries.
4.8Litigation. There is no action pending against, affecting or, to the knowledge of Buyer, threatened against it or any of its properties before any court or arbitrator or any governmental body, agent or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement or would materially adversely affect Buyer’s ability to consummate the transactions contemplated hereby.
4.9No Omissions. No other information provided by or on behalf of Buyer or its Related Persons to Sellers, including, without limitation, information referred to in this Agreement, contains any untrue statement of a
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material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
4.10Brokers, Finders, Etc. No broker, finder or investment banker or other party is entitled to any brokerage, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer. Buyer agrees to indemnify and hold harmless Sellers from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of the Contemplated Transactions (and the costs and expenses of defending against such liability or asserted liability) for which Buyer or any of its officers, employees or representatives is responsible.
5.Covenants Relating to Seller
5.1Best Efforts. Sellers shall use their respective reasonable best efforts timely to satisfy each of the conditions to be satisfied by it hereunder.
5.2Registration and Exemption. Sellers agree and acknowledge that the Company Equity may not be sold or transferred unless: (i) such shares are sold pursuant to an effective registration statement under the Securities Act; or (ii) an opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) has been provided to the effect that the shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; or (iii) such shares are sold or transferred pursuant to Rule 144 under the Securities Act (or a successor rule) (“Rule 144”); or (iv) such shares are transferred to an “affiliate” (as defined in Rule 144) of Sellers who is an Accredited Investor (as defined in the Securities Act), and who agrees to sell or otherwise transfer the Company Equity only in accordance with this Section 5.2. Until such time as the shares of Company Equity have been registered under the Securities Act or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold, each certificate for shares of Company Equity that have not been so included in an effective registration statement, or that have not been sold pursuant to an effective registration statement or an exemption that permits removal of the legend, shall bear a legend substantially in the following form, as appropriate:
“NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES REPRESENTED BY THIS CERTIFICATE CANNOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (a) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (b) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.”
5.3Further Assurances; Cooperation. Sellers shall use its reasonable best efforts to cooperate with Buyer and to diligently perform under the Transaction Documents. At and after the Closing, Sellers shall execute and deliver such further instruments of conveyance and transfer as Buyer may reasonably request to convey and effectively transfer the Seller Equity.
6.Covenants Relating to Buyer
6.1Best Efforts. Buyer shall use its reasonable best efforts timely to satisfy each of the conditions to be satisfied by it hereunder.
6.2Further Assurances; Cooperation. Buyer shall use its reasonable best efforts to cooperate with Sellers and to diligently perform under the Transaction Documents. At and after the Closing, Buyer shall execute and deliver such further instruments as Sellers may reasonably request to convey and transfer effectively the
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Company Equity and any and all amounts due and payable thereunder, or which may otherwise be due and payable under any Transaction Document.
7.Corporate Matters
7.1Indemnification.
7.1.1Survival. Subject to the provisions of this Section 7, all representations, warranties, covenants and obligations of the Parties contained in this Agreement and in the agreements, instruments and other documents delivered pursuant to this Agreement will survive the Closing and the consummation of the Contemplated Transactions.
7.1.2Indemnification by Buyer. Buyer hereby covenants and agrees that, to the fullest extent permitted by Legal Requirement, it will defend, indemnify and hold harmless Sellers and its Related Persons and Representatives, and their respective officers, directors, members, managers, employees, agents, and Representatives, and all successors and assigns of the foregoing (collectively, the “Seller Indemnified Persons”), for, from and against any Adverse Consequences, arising from or in connection with: (i) any Breach of any representation, warranty, covenant, obligation or agreement made by Buyer in the Transaction Documents, the Schedules and Exhibits hereto, the certificates delivered hereunder, any transfer instrument, or any other certificate, document, writing or instrument delivered by Buyer pursuant to or otherwise in connection with the Transaction Documents; (ii) any Liability of Buyer or its Related Persons; or (iii) any claim by any Person for any brokerage or finder’s fee, commission or similar payment based upon any agreement or understanding made, or alleged to have been made, by any Person with Buyer in connection with this Agreement or any of the Contemplated Transactions.
7.1.3Indemnification by Sellers. Sellers hereby covenants and agrees that, to the fullest extent permitted by Legal Requirement, the will jointly and severally defend, indemnify and hold harmless Buyer and its Related Persons and Representatives, and their respective officers, directors, members, managers, employees, agents, and Representatives, and all successors and assigns of the foregoing (collectively, the “Buyer Indemnified Persons”), for, from and against any Adverse Consequences, arising from or in connection with: (i) any Breach of any representation, warranty, covenant, obligation or agreement made by Sellers in the Transaction Documents, the Schedules and Exhibits hereto, the certificates delivered hereunder, any transfer instrument, or any other certificate, document, writing or instrument delivered by Sellers pursuant to or otherwise in connection with the Transaction Documents; (ii) any Liability of Sellers or its Related Persons; (iii) any Liability of PSIC based on facts, events or circumstances occurring before the Effective Date, or arising out of or in connection with the ownership and operation of PSIC, PSIC’s assets, and the PSIC Business prior to the Effective Date, whether or not such Liabilities or claims were known or unknown, absolute, accrued or contingent, on such date; or (iv) any Liability of PSIC to any Related Person (except in connection with Permitted Encumbrances prior to the date on which Buyer has fully performed under the Transaction Documents).
7.1.4Payment of Claims. A claim for indemnification may be asserted by written notice to the Party from whom indemnification is sought and will be paid promptly after such notice, together with satisfactory proof of Adverse Consequences or other documents evidencing the basis of the Adverse Consequences sought, are received.
7.1.5Other Remedies. The foregoing right of any setoff provisions, holdback provisions and indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have in connection with this Agreement and the Contemplated Transactions.
8.Additional Actions and Transactions.
8.1Access to Information; Confidentiality. Upon reasonable notice, Sellers shall afford to the officers, employees, accountants, counsel and other representatives of Buyer, reasonable access, during the period prior to the Effective Date, to all properties, books, contracts, commitments and records of PSIC; and, during such period, PSIC shall furnish promptly to Buyer, as the case may be, all information concerning PSIC’s Business, properties and personnel as such parties may reasonably request, and PSIC shall make available to Buyer and its representatives the appropriate individuals, including attorneys, accountants and other professionals for discussion of PSIC’s Business, properties and personnel as such parties may reasonably request.
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8.2Continued Disclosure. From time to time, on and prior to the Effective Date, Sellers shall promptly notify Buyer upon becoming aware of any fact, occurrence or event that would cause any of its representations and warranties contained in this Agreement to be inaccurate or incomplete in any material respect.
9.Conditions to the Closing
9.1Conditions to the Obligations of Sellers. The obligations of Sellers, to consummate the Closing are subject to the satisfaction, or written waiver by the Sellers (“Seller Exception Notice”), of the following conditions:
9.1.1Representations and Warranties. The representations and warranties of Buyer contained herein, and in any certificate or other writing delivered by Buyer pursuant hereto, shall be true and correct in all material respects at and as of the Closing as if made at and as of such time, except for (i) changes contemplated by this Agreement and the other Transaction Documents, and (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date), with the same force and effect as if made at and as of the Closing.
9.1.2Agreements and Covenants; Buyer Closing Deliverables. Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement and the other Transaction Documents to be performed or complied with by it at or prior to the Effective Date. Buyer shall have delivered or caused to be delivered to Sellers all of the items specified in Schedule 2.4. All material written consents, assignments, waivers or authorizations that are required as a result of the transactions contemplated by this Agreement shall have been obtained.
9.1.3Consummation of Contemplated Transactions. All Contemplated Transactions involving Buyer and its Related Persons shall have been consummated as of the Effective Date, as such term is defined in applicable Transaction Documents.
9.2Conditions to Obligations of Buyer at Closing. The obligations of Buyer, to consummate the Closing, as applicable, are subject to the satisfaction, or written waiver by Buyer (“Buyer Exception Notice”), of the following conditions:
9.2.1Representations and Warranties. The representations and warranties of Sellers contained herein, and in any certificate or other writing delivered by Sellers pursuant hereto, shall be true and correct in all material respects at and as of the Closing as if made at and as of such time, except for (i) changes contemplated by this Agreement and the other Transaction Documents, and (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date), with the same force and effect as if made at and as of the Closing.
9.2.2Agreements and Covenants; Closing Deliverables. Sellers shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Sellers at or prior to the Effective Date. Sellers shall have delivered or caused to be delivered to Buyer all of the items specified in Schedule 2.3. All material written consents, assignments, waivers, or authorizations that are required as a result of the transactions contemplated by this Agreement shall have been obtained.
9.2.3Material Adverse Effect. No proceeding challenging this Agreement, or the transactions contemplated hereby or seeking to prohibit, alter, prevent, or materially delay the Closing shall have been instituted by any person before any court, arbitrator or governmental authority nor shall any such proceeding be pending. There shall have not occurred any events or developments, individually or in the aggregate, resulting in a Material Adverse Effect with respect to Sellers.
9.2.4Consummation of Contemplated Transactions. All Contemplated Transactions involving Buyer, Sellers, and their respective Related Persons shall have been consummated as of the Effective Date, as such term is defined in applicable Transaction Documents.
9.2.5Compliance Certificate. The President or Chief Executive Officer of PSIC shall have delivered to Buyer a certificate certifying that the conditions specified in this Section 9.2 have been fulfilled.
9.2.6Absence of Other Events. Buyer shall have the right to terminate its obligation to complete the Closing if, prior to the occurrence thereof, any of the following occurs: (i) Sellers consummates a
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liquidation event or undergoes a change of control, (ii) a binding underwriting agreement for the pricing of an initial public offering of PSIC are executed, in which case Buyer may terminate its obligations hereunder immediately prior to, or contingent upon, such closing; or (iii) PSIC (a) applies for or consents to the appointment of a receiver, trustee, custodian or liquidator of itself or substantially all of its property, (b) becomes subject to the appointment of a receiver, trustee, custodian or liquidator of itself or substantially all of its property, (c) makes an assignment for the benefit of creditors, (d) institutes any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, or files a petition or answer seeking reorganization or an arrangement with creditors to take advantage of any Insolvency Law, or files an answer admitting the material allegations of a bankruptcy, reorganization or insolvency petition filed against it, (e) becomes subject to any involuntary proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, when proceeding is not dismissed within thirty (30) days of filing, or have an order for relief entered against it in any proceedings under the United States Bankruptcy Code, or (e) Sellers or PSIC take any other action or any other event or circumstance occurs that Buyer reasonably believes will reduce the value of PSIC or result in a failure of the conditions of Closing to be satisfied.
10.Termination
10.1Termination. This Agreement may be terminated upon the occurrence of one or more Events of Default by written notice of the Party asserting Breach hereunder. In the event of a termination of this Agreement pursuant to this Section, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers, stockholders, or members except that nothing herein shall relieve any party from liability for any Breach hereof occurring prior to termination. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether the Exchange is consummated.
10.2Events of Default. For purposes of this Agreement, an “Event of Default” shall be construed to mean the occurrence of one or more of the following events of Breach by any Party after the date hereof that remains uncured thirty (30) days following written notice of default (each, a “Default Notice”) to the breaching Party(ies) (“Breaching Party” or “Breaching Parties”) from any one or more non-breaching Party(ies) (“Non-Breaching Party” or “Non-Breaching Parties”):
10.2.1Payment Default. If any Breaching Party shall, for any reason, fail to comply with any payment obligations as and when due;
10.2.2Representations. If any representation or warranty made by or on behalf of any Breaching Party, whether contained in this Agreement, or in any other Transaction Document with one or more of the Non-Breaching Parties, and which the Non-Breaching Party(ies) asserting Breach has (or have) proven to have been false or incorrect in any material respect when made;
10.2.3Voluntary Insolvency Proceedings. If Breaching Party shall (i) apply for or consent to or acquiesce in the appointment of or the taking of possession by a receiver, liquidator, custodian or trustee of itself or of all or any part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as such debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the bankruptcy laws of the United States of America (as now or hereafter in effect) or any similar foreign law, (v) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, or (vi) take any action for the purpose of effecting any of the foregoing;
10.2.4Involuntary Insolvency Proceedings. A proceeding or case shall be commenced, without the application or consent of the non-Breaching Party in any court of competent jurisdiction, seeking (i) liquidation, reorganization, dissolution, winding-up or composition or adjustment of debts of the Breaching Party, (ii) the appointment of a trustee, receiver, liquidator, custodian or the like of the Breaching Party, or of all or any part of any of their assets, (iii) similar relief under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, and such proceeding or case shall continue undismissed, for a period of ninety (90) days; or (iv) any order for relief against the Breaching Party, shall be entered in an involuntary case under
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bankruptcy laws of the United States of America, or any similar foreign law, and shall continue undismissed for a period of ninety (90) days; or
10.2.5Divestiture of Assets. If any order, judgment, or decree shall be entered in any proceeding requiring Breaching Party to divest itself of any material part of its assets, and if, within forty-five (45) days after entry thereof (unless or until enforcement is sooner commenced), such order, judgment or decree shall not have been discharged or execution thereof stayed pending appeal, or if, within ten (10) days after the expiration of any such stay (unless or until enforcement is sooner commenced), such judgment, order or decree shall not have been discharged.
11.General Terms and Conditions
11.1Modifications. Any Transaction Documents may be modified only in a writing that specifically refers to the proposed modification and applicable Transaction Document(s), and which is signed by an authorized representative of each Party.
11.2Governing Law; Consent to Jurisdiction. Notwithstanding anything stated to the contrary herein, this Agreement shall be governed by and interpreted in accordance with the laws of the State of Nevada, without regard to the principles of conflict of laws. Any dispute arising under, relating to or in connection with this Agreement or related to any matter which is the subject of or incidental to this Agreement or Transaction Documents, after application of this Section 11.2, shall be subject to the exclusive jurisdiction and venue of the state and federal courts in Washoe County, Nevada. The parties submit to the exclusive jurisdiction of these courts for the purpose of any such action or proceeding, and this submission cannot be revoked. The parties understand that they are surrendering the right to bring litigation against one another outside the State of Nevada.
11.3Assignment. This Agreement shall not be assigned by operation of law or otherwise in the absence of the prior written consent of each the Parties hereto.
11.4Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial overnight delivery service or mailed by registered or certified mail (return receipt requested) or sent via electronic mail (with confirmation of receipt) to the parties at the below address (or at such other address for a party as shall be specified by like notice). Notice shall be deemed effective upon the earlier of (a) actual receipt, (b) one business day following transmission by electronic mail or commercial overnight delivery services, or (c) three business days following registered or certified mail.
11.5Severability. If any provision of this Agreement is held to be unenforceable by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement to affect the original intent of the parties so closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.
11.6Entire Agreement. This Agreement, the Transaction Documents, and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Seller Disclosure Schedule, and the other Schedules constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and are not intended to confer upon any other person any rights or remedies hereunder.
11.7Amendment and Waiver. This Agreement may be amended only by a written agreement executed by the parties hereto. No provision of this Agreement may be waived except by a written document executed by the party entitled to the benefits of the provision. No waiver of a provision will be deemed to be or will constitute a waiver of any other provision of this Agreement. A waiver will be effective only in the specific instance and for the purpose for which it was given and will not constitute a continuing waiver.
11.8Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit, or remedy of any nature whatsoever under or by reasons of this Agreement.
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11.9Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right to be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. Except as otherwise set forth herein, all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the Parties hereto hereby waive the requirement of any posting of a bond in connection with the remedies described herein.
11.10Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which together shall constitute one and the same agreement. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, such as, for example, www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
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- SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF the parties have duly executed, or caused their duly authorized representative, to execute this Securities Exchange Agreement.

COMSTOCK MINING INC.

By: ___________________________
Name: Corrado DeGasperis
Title: Executive Chairman & Chief Executive Officer

TRIPLE POINT ASSET MANAGEMENT LLC

By: ___________________________
Name: Kevin Kreisler
Title: Manager

GLOBAL CATALYTIC DISRUPTOR FUND LLC

By: ___________________________
Name: David Winsness
Title: Manager

[SIGNATURE PAGE TO SECURITIES EXCHANGE AGREEMENT]

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INDEX OF SCHEDULES AND EXHIBITS
Schedules
Schedule 1.0    Certain Definitions
Schedule 2.1    The Exchange
Schedule 2.3    Sellers Closing Deliveries
Schedule 2.4    Buyer Closing Deliveries
Schedule 3.1    Seller Disclosure Schedule

Exhibits
Exhibit A    Assignment Agreements
Exhibit B    Disbursement Instructions
Exhibit C    Corporate Documents
Exhibit D    Debt Financing Documents
Exhibit E    Employment Letter Agreements
Exhibit F    Technology Agreements

Schedules to Securities Exchange Agreement    1

SCHEDULE 1.0
Certain Definitions
Action shall mean any claim, action, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation by or before any governmental authority.
Adverse Consequences shall mean all actions, suits, Proceedings, hearings, investigations, charges, complaints, claims, demands, diminutions in value, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement or claims, obligations, Taxes, Liens, losses, interest, expenses (including costs of investigation and defense), any other Liability and fees, including court costs and reasonable attorneys’ fees and expenses, whether or not involving a Third-Party Claim.
Affiliate shall mean any Person directly or indirectly controlling, controlled by or under common control with the specified Party or Person. For purposes of this definition, the term control including the terms controlling, controlled by and under common control with means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or otherwise.
Agreement has the meaning set forth in the preface.
Approval means those certain Governmental Authorizations, if any, to be obtained by Sellers on or before the Closing in the name of Sellers from any Governmental Body having jurisdiction over the Properties, or the Business.
Basis shall mean any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.
Breach shall mean any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant, obligation or agreement, in or of this Agreement or any other Contract, agreement or instrument (whether or not related to this Agreement), or in or of any corporate, limited liability company or partnership organizational document or agreement, any Governmental Authorization, Order or Legal Requirement, or any other breach of any written instrument, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure
Breaching Party and Breaching Parties has the meaning set forth in Section 10.2.
Business shall mean the operating and other activities currently conducted in the ordinary course of the applicable entity’s business.
Business Day means any day other than a Saturday or Sunday or any other day on which banks in Wyoming are permitted or required by Legal Requirement to be closed.
Business Plan means the business plan for Sellers, which shall be initially substantially comprised of the Master Project Schedule and Project Spend Plan.
Buyer has the meaning set forth in the preface.
Buyer Exception Notice has the meaning set forth in Section 9.2.
Buyer Indemnified Persons has the meaning set forth in Section 7.1.3.
Closing has the meaning set forth in Section 2.2.
Code means the Internal Revenue Code of 1986, as amended.
Company Equity has the meaning set forth in the preface.
Confidential Information shall mean any information relating to the business or affairs of Sellers which is not generally known to the public, including, but not limited to, the Intellectual Property Assets, product or business plans, improvements and developments, financial statements, customer and potential customer identities, names and qualifications of employees and suppliers, pricing methodologies and profit margins, competitive bids, business or acquisition strategies, internal company and product methodologies and analyses, inventions, copyrightable work or other proprietary information used or developed by PSIC in connection with its business.
Schedules to Securities Exchange Agreement    2

Consent shall mean any approval, consent, ratification, waiver, or other authorization.
Contemplated Transactions shall mean all the transactions contemplated by this Agreement and Transaction Documents.
Contract means any agreement, contract, license, lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), whether legally binding.
Current Litigation Matters has the meaning set forth in Section 3.6.
Default Notice has the meaning set forth in Section 10.2.
Developments means all improvements, developments, inventions, concepts, techniques, processes, discoveries, and ideas related to the Intellectual Property Assets (including but not limited to any improvements to any current or hereafter existing Patents or Know-How) conceived or reduced to practice by Sellers solely or jointly with one or more Affiliates or other third parties at any time prior or subsequent to execution of this Agreement.
Disbursement Instructions has the meaning set forth in the preface.
Effective Date has the meaning set forth in the preface.
Employment Letter Agreements means those certain employment letter agreements of even date herewith attached hereto in Exhibit E.
Event of Default has the meaning set forth in Section 10.2.
Exchange shall mean the transactions described in Schedule 2.1.
GAAP or Generally Accepted Accounting Principles means generally accepted accounting principles as in effect in the United States of America, as determined by the Financial Accounting Standards Board from time to time, applied on a consistent basis as of the date of any application thereof.
Governmental Authorization means any zoning approvals, permits (including the Permits), franchise rights, rights-of-way, Consent, license, permission, registration, permit or other right or approval issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement and all pending applications therefor or renewals thereof.
Governmental Body means any (i) nation, state, county, city, town, borough, village, district or other jurisdiction; (ii) federal, state, county, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); (iv) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; (v) Indian tribal authority; (vi) multinational organization or body, or (vii) official of any of the foregoing.
Improvements means all buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls, and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm, and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring, and cable installations, all of which are included in the Properties.
Indebtedness means: (a) any indebtedness (including all accrued interest) for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money; (b) any indebtedness evidenced by any note, bond, debenture or other debt security; (c) any indebtedness for the deferred purchase price of property or services with respect to Sellers are liable, contingently or otherwise, as obligor or otherwise; (d) any commitment by which Sellers assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit); (e) any indebtedness guaranteed in any manner by Sellers (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse); (f) any obligations under capitalized leases with respect to which Sellers are liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations Sellers assures a creditor against loss; (g) any TRAC or synthetic leases; (h) any indebtedness secured by a Lien on the Seller Equity; (i) any unsatisfied obligation for withdrawal liability to a Multiemployer
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Plan as such terms are defined under ERISA; (j) the deficit or negative balance, if any, in Sellers’ checking account; and (k) any credit card debt.
Insolvency Laws means any bankruptcy, insolvency, reorganization, moratorium, or other similar Legal Requirement affecting the enforcement of creditors rights generally, and general principles of equity (regardless of whether enforcement is considered in a proceeding in law or equity).
Intangible Personal Property means all intangible property used or held for use by Sellers, of whatever type or description, including (a) the business as a going concern; (b) goodwill of Seller; (c) all files, records and correspondence; (d) telephone numbers, telecopy numbers; (e) all rights in Internet web sites and Internet domain names presently used by Sellers, and links; (f) all registered and unregistered copyrights in both published works and unpublished works; (g) all names or trade names of or used by Sellers, assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications; (h) all Intellectual Property Assets, including, without limitation, all know-how, trade secrets, confidential or proprietary information, customer lists, software, technical information, data, process technology, plans, drawings and blue prints; and (i) all right, title and interest in and to all Sellers documents, Sellers Contracts, and all Permits, Governmental Authorizations, Approvals, Consents, licenses and other permits and approvals of Sellers.
Intellectual Property Assets means all current and hereafter existing Patents, Know-How, Developments, Confidential Information, and other proprietary information or rights owned by PSIC and its wholly-owned subsidiary, PLAIN SIGHT INNOVATIONS LLC (“PSI”).
Intended Tax Treatments has the meaning set forth in Section 2.6.
IRS means the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.
Know-How means any currently or hereafter-existing algorithms, analytical data and procedures, assembly procedures, codes, computer programs, concepts, Confidential Information, data and results, database rights, designs, drawings, experiences, formulae, formulations, ideas, information, ingredients, instructions, knowledge, manufacturing data and procedures, methods, methods, processes, techniques, notes, operations, plans, practices, procedures, process engineering information, process sheets, processes, recipes, sketches, skills, software, specifications, supplier and sourcing information, technical assistance, technical information, techniques, technology, tolerances, trade secrets, and the like, in all cases, whether or not confidential, proprietary, patented or patentable, in written, electronic or any other form now known or hereafter developed and all intellectual property rights pertaining thereto. The term Know-How shall also be construed to mean all Developments, whether conceived or reduced to practice solely or jointly with one or more third parties.
Knowledge means, when used to qualify a representation, warranty or other statement of a Party to this Agreement, (i) the knowledge that management of the Party actually has with respect to the particular fact or matter that is the subject of such representation, warranty or other statement, and (ii) the knowledge that management of the Party could reasonably be expected to have as prudent and responsible owners and operators of the assets and the businesses of such Party, or in the case of Sellers, the ownership and operation of Sellers, after having conducted a reasonably comprehensive inquiry or investigation with respect to the fact or matter that is the subject of such representation, warranty or other statement. A Person (other than an individual) will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, member, manager, executor or trustee of that Person (or in any similar capacity) has, or at any time had, Knowledge of that fact or other matter (as set forth in (a) and (b) above), and any such individual (and any individual party to this Agreement) will be deemed to have conducted a reasonably comprehensive investigation regarding the accuracy of the representations and warranties made herein by that Person or individual.
Legal Requirement means any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, ordinance, principle of common law, code, regulation, statute, or treaty.
Liability means with respect to any Person (including any Party), any Indebtedness, liability, penalty, damage, loss, cost or expense, obligation, claim, deficiency, or guaranty of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory,
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determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person, including any liability for Taxes.
Lien or Liens means with respect to any Person, any mortgage, right of way, easement, encroachment, any restriction on use, servitude, pledge, lien, charge, hypothecation, security interest, encumbrance, adverse right, interest or claim, community or other marital property interest, condition, equitable interest, encumbrance, license, covenant, title defect, option, or right of first refusal or offer or similar restriction, voting right, transfer, receipt of income or exercise of any other attribute of ownership, except for any liens for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established and accrued on the financial statements of such Person in accordance with GAAP.
Material Adverse Effect or Material Adverse Change means any effect or change that would be materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of the applicable Party, taken as a whole, including the ability for such Party to own, construct, operate and develop its business, the transfer or issuance, if applicable, of any Permit, Consent, Governmental Authorization, license or other permit or approval contemplated by this Agreement or reasonably necessary to the continued operation of the applicable Party’s business, or on the ability of either Party to timely consummate the Contemplated Transactions, except for any adverse change or event arising from or relating to (a) general economic conditions or conditions which generally affect the business of the applicable Party and the industry in which it competes, and (b) public or industry knowledge of the Contemplated Transactions.
Multiemployer Plan has the meaning set forth in ERISA Section 3(37).
Non-Breaching Party and Non-Breaching Parties has the meaning set forth in Section 10.2.
Occupational Safety and Health Law means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.
Open Source Software has the meaning set forth in Section 3.11.7.
Order means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.
Ordinary Course of Business means an action taken by a Person will be deemed to have been taken in the ordinary course of business only if that action (i) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; (ii) does not require authorization by the board of directors, owners, shareholders, interest holders, members or managers of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and (iii), is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person).
Organizational Documents means: (i) with respect to a corporation, the certificate or articles of incorporation and bylaws; (ii) with respect to any other Person any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; (iii) any operating agreement, partnership agreement, shareholder agreement or similar agreement; and (iv), any amendment to any of the foregoing.
Party and Parties has the meaning set forth in the preface.
Patents means (i) all national, regional and international patents and patent applications, including provisional patent applications, (ii) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications, (iii) any and all patents that have issued or in the future issue from the foregoing patent applications ((i) and (ii)), including utility models, petty patents and design patents and certificates of invention, (iv) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((i),
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(ii), and (iii)), and (v) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.
Permits has the meaning set forth in Section 3.14.
Permitted Designee shall mean, as applicable, the designee or assignee of a Party hereto.
Permitted Encumbrances has the meaning set forth in Section 3.9.
Person means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock holding company, a trust, a joint venture, an unincorporated organization, any other business entity, joint venture or other entity, Governmental Body (or any department, agency, or political subdivision thereof).
Proceeding means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, judicial, or investigative, whether formal or informal, whether public or private) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body, court, or arbitrator.
Property or Properties has the meaning set forth in the background facts described in the Seller Disclosure Schedule hereto, including, without limitation, the Tangible Personal Property, Intellectual Property Assets, and Intangible Personal Property.
PSIC has the meaning set forth in the preface.
PSIC Assets has the meaning set forth in Section 3.10.
PSIC’s Business means industrial hemp origination, toll processing, sales, marketing, commodities, co-products management, and related products and services.
PSIC’s Corporate Documents has the meaning set forth in Section 3.19.
Real Property Lease means (i) any long-term lease of land in which most of the rights and benefits comprising ownership of the land and the Improvements thereon or to be constructed thereon, if any, are transferred to the tenant for the term thereof or (ii) any lease or rental agreement pertaining to the occupancy of any improved space on any real property.
Related Person means: (i) with respect to a particular individual: (a) each other member of such individual’s Family; (b) any Person that is directly or indirectly controlled by any one or more members of such individual’s Family; (c) any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and (d) any Person with respect to which one or more members of such individual’s Family serves as a director, manager, officer, partner, executor or trustee (or in a similar capacity); and (ii) with respect to a specified Person other than an individual: (a) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person; (b) any Person that holds a Material Interest in such specified Person; (c) each Person that serves as a director, manager, officer, partner, executor or trustee of such specified Person (or in a similar capacity); (d) any Person in which such specified Person holds a Material Interest; and (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity). For purposes of this definition, (a) control (including controlling, controlled by, and under common control with) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (b) the Family of an individual includes (i) the individual; (ii) the individual’s spouse; (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree; and (iv), any other natural person who resides with such individual; and (c), Material Interest means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act of 1934) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.
Representative means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel, or other representative of that Person.
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Rule 144 has the meaning set forth in Section 5.2.
SEC Documents has the meaning set forth in Section 4.5.
SEC has the meaning set forth in the preface.
Securities Act has the meaning set forth in the preface.
Seller Disclosure Schedule shall mean the disclosure schedule set forth in Schedule 3.1.
Seller Equity has the meaning set forth in the preface.
Seller Exception Notice has the meaning set forth in Section 9.1.
Seller Indemnified Persons has the meaning set forth in Section 7.1.2.
Sellers has the meaning set forth in the preface.
Share Exchange has the meaning set forth in the preface.
Tangible Personal Property means the tangible personal property itemized on in Section 3.10 of the Seller Disclosure Schedule, and all other tangible personal property used or useful in the Sellers Business, including all machinery, equipment, scales, compactors, containers, bailers, tools, spare parts, furniture, office equipment, computer hardware, supplies, materials, vehicles, trade fixtures and other items of tangible personal property of every kind owned or leased by Sellers (wherever located and whether or not carried on the books of Seller), together with any express or implied warranty by the manufacturers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.
Tax or Taxes means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.
Tax Return means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.
Transaction Documents shall mean this Agreement, the documents set forth on Schedule 2.3 and Schedule 2.4 of this Agreement, and all other documents, instruments and certificates executed, delivered and/or issued before, at and after Closing in connection herewith and therewith and all further actions and transactions included in the Contemplated Transactions, including all schedules and exhibits hereto and thereto, each of which are hereby incorporated by reference herein.

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SCHEDULE 2.1
THE EXCHANGE
On and subject to the terms and conditions of this Agreement and the Transaction Documents, at the Closing and at all relevant times thereafter, Buyer shall deliver the Company Equity to Seller and/or Seller’s Permitted Designee(s) in exchange for the assignment, transfer, and delivery of the Seller Equity to Buyer and/or Buyer’s Permitted Designee in accordance with the terms of this Schedule 2.1. As used herein, the term “Exchange” shall mean and refer to the purchase of the Seller Equity in exchange for the Company Equity payable herein.
1.Exchange. Buyer shall issue 8,500,000 restricted shares of the Company’s common stock (“Company Equity”) in exchange for the Seller Equity according to the disbursement instructions set forth in Exhibit B hereto (“Disbursement Instructions”).
2.Lock-Up Terms. Except as otherwise stated herein, the Company Equity shall be restricted such that no transfers of any kind shall be permitted after Closing in the absence of Buyer’s prior written consent (“Lock-Up”). 28% of the Company Equity shall be released from Lock-Up 180 days after Closing, and the remaining 72% of the Company Equity shall be released in eight equal installments of 9% every six months thereafter until fully released (“Released Equity”). Sellers and/or their Permitted Designees, each on their own behalf, shall be free to sell, transfer, and/or assign the Released Equity in Sellers’ sole and exclusive discretion, subject only to Sellers’ compliance with all applicable laws and regulations.
3.Appointment. Buyer shall appoint (i) TPAM’s designee to Buyer’s board of directors and to the post of Buyer’s president and chief financial officer, and (ii) GCDF’s designee to serve as Buyer’s chief technology officer, on and subject to the terms and conditions of the Employment Letter Agreements.

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